March 21, 2007

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Capital City Bank Group, Inc. (the Company) and, under the date of March 14, 2007, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On December 21, 2006, we were notified that the Company engaged Ernst & Young LLP (E&Y) as its principal accountant for the year ending December 31, 2007 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, and the issuance of our reports thereon. On March 15, 2007, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A dated March 15, 2007, and we agree with such statements.

Very truly yours,